Exhibit 99.1

Kulicke & Soffa Redeems 43/4 % Convertible Subordinated Notes

Willow Grove, PA- January 6, 2003-Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced it has completed the redemption of its 43/4% Convertible Subordinated Notes due 2006 (the “43/4% Notes”) in their entirety. The redemption price was equal to 102.036% of the principal amount plus interest accrued through the date of redemption. The Company used approximately $178.6 million to redeem the 43/4% Notes. Funding was from the net proceeds of the Company’s recent private placement to qualified investors of $205 million of 0.5% Convertible Subordinated Notes due 2008 (the “0.5% Notes”).

The Company’s quarterly interest payment on its 43/4% Notes was approximately $2.1 million. The Company expects the new quarterly interest payment on its 0.5% Notes to be approximately $0.3 million. In connection with the redemption of its 43/4% Notes, the Company will incur a $2.7 million non-cash charge related to write-off of the unamortized debt issuance costs.

The Company intends to use the balance of the proceeds from the 0.5% Notes to redeem a portion of its 51/4% Convertible Subordinated Notes due 2006 (the “51/4% Notes”) when those notes become subject to redemption in August 2004. The Company may also purchase the 51/4% Notes from time to time if reasonable prices can be obtained.

Caution Concerning Forward Looking Statements

This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries’ 2003 Annual Report on Form 10-K and: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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